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
Pricing Supplement dated June 5, 1998                             Rule 424(b)(3)
(To Prospectus dated March 9, 1994 and                         File No. 33-52359
Prospectus Supplement dated March 9, 1994)



                          TOYOTA MOTOR CREDIT CORPORATION

                           Medium-Term Note - Fixed Rate

________________________________________________________________________________
______


Principal Amount:  $15,000,000           Trade Date: June 5, 1998
Issue Price: 89.682%                     Original Issue Date: June 10, 1998
Interest Rate: 0.00%                     Net Proceeds to Issuer:  $13,439,250
Interest Payment Dates: Not Applicable   Principal's Discount or
                                          Commission:  0.087%
Stated Maturity Date: May 19, 2000


________________________________________________________________________________
______




Day Count Convention:
     [x]  30/360 for the period from June 10, 1998 to May 19, 2000
     [ ]  Actual/365 for the period from             to
     [ ]  Other (see attached)                       to

Redemption:
     [X]  The Notes cannot be redeemed prior to the Stated Maturity Date.
     [ ]  The Notes may be redeemed prior to Stated Maturity Date.
          Initial Redemption Date:
          Initial Redemption Percentage:
          Annual Redemption Percentage Reduction:

Repayment:
     [x]  The Notes cannot be repaid prior to the Stated Maturity Date.
     [ ]  The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
          Optional Repayment Date(s):
          Repayment Price:     %

Currency:
     Specified Currency:  U.S. dollars
          (If other than U.S. dollars, see attached)
     Minimum Denominations:
          (Applicable only if Specified Currency is other than U.S. dollars)

Original Issue Discount:  [X]  Yes     [ ] No
     Total Amount of OID: $1,547,700
     Yield to Maturity: 5.688%
     Initial Accrual Period: From and including June 10, 1998 to but excluding November 19, 1998

Form:  [x] Book-entry            [ ] Certificated
                              ___________________________
                                 Goldman, Sachs & Co.






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                         ADDITIONAL TERMS OF THE NOTES

Denomination

     Each Note will be issued in a minimum denomination of $100,000 and in $1,000 increments thereafter.

Calculation of Accreted Value

     If an Event of Default with respect to the Notes shall occur and be continuing, a portion of the principal of the Notes offered hereby (the "Notes") may be declared due and payable in the manner and with the effect provided in the Indenture. Such portion shall be equal to the Accreted Value (as defined below) of the Notes at the time of payment with respect to such declaration. Upon payment (i) of such Accreted Value and (ii) of interest on any overdue Accreted Value (to the extent that the payment of such interest shall be legally enforceable), all of TMCC's obligations in respect of the payment of the principal of and interest, if any, on the Notes shall terminate.

     The "Accreted Value" of the Notes at any date (the "Accreted Value Calculation Date") shall be equal to (i) the Issue Price of the Notes specified on the face of this Pricing Supplement plus (ii) the accrued amortization of the Total Amount of OID specified on the face of this Pricing Supplement attributable ratably on a daily basis to the period from and including the Original Issue Date specified on the face of this Pricing Supplement to but excluding such Accreted Value Calculation Date. The calculation of accrual of Total Amount of OID will be computed on the basis of a 360-day year of twelve 30-day months, compounded semi-annually.

     For purposes of determining the principal amount of the Notes that shall be deemed to be Outstanding under the Indenture (for purposes of, among other things, directing the Trustee to take or refrain from taking any action under the Indenture or to waive any default thereunder), such amount shall be the amount of the principal thereof that would be due and payable, as of the date of such determination, upon acceleration of the Stated Maturity thereof pursuant to Section 502 of the Indenture.

Plan of Distribution

     Under the terms of and subject to the conditions of a Distribution Agreement dated as of October 17, 1991, as amended, (the "Agreement"), between TMCC and Goldman, Sachs & Co., Goldman, Sachs & Co., acting as principal, has agreed to purchase and TMCC has agreed to sell the Notes at 89.595% of their principal amount. Goldman, Sachs & Co. proposes to offer the Notes at an initial public offering price of 89.682% of the principal amount thereof. After the Notes are released for sale to the public, the offering price may from time to time be varied by Goldman, Sachs & Co.

     Under the terms and conditions of the Agreement, Goldman, Sachs & Co. is committed to take and pay for all of the Notes offered hereby if any are taken.